Exhibit 99.1

Natural Gas Services Group, Inc. Initiates First Quarterly Dividend

Announces 2025 Second Quarter Earnings Release and Conference Call Schedule

Midland, Texas, July 30, 2025 -- Natural Gas Services Group, Inc. (NYSE: NGS), (“NGS” or the “Company”), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced that its Board of Directors has declared the first-ever quarterly cash dividend of $0.10 per share of common stock, or $0.40 per share of common stock on an annualized basis. This cash dividend will be paid on August 22, 2025 to all stockholders of record as of the close of business on August 8, 2025.

Justin Jacobs, Chief Executive Officer of NGS stated, “This dividend marks a significant milestone in the history of NGS. It is a testament to our strong financial performance, confidence in the future of our business, and commitment to delivering long-term shareholder value. We believe now is an ideal time to initiate a modest dividend as our business continues to grow and take market share, and our balance sheet and low leverage ratio have us in perhaps the best financial position in the industry. The initial dividend represents the beginning of our shareholder return of capital plan—we expect this plan to grow as our business continues to expand faster than our competition.”

Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Board of Directors.

NGS also announced today that it will release its second quarter 2025 financial results on Monday, August 11, 2025, after the market closes via press release and made available on the Company’s website (http://www.ngsgi.com/). Management will host a conference call to review the results and provide an update on business operations at 8:30 a.m. (EDT), 7:30 a.m. (CDT) on Tuesday, August 12, 2025.

To join the conference call, kindly access the Investor Relations section of our website (http://www.ngsgi.com/) or dial in at (800) 550-9745 and enter conference ID: 167298 at least five minutes prior to the scheduled start time. Please note that using the provided dial-in number is necessary for participation in the Q&A section of the call. A recording of the conference will be made available on our Company's website following its conclusion. Thank you for your interest in our company's updates.

Forward-Looking Statements
Certain statements in this release regarding future cash dividends may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future dividends or dividends at any particular rate is subject to the discretion of the Board of Directors and will depend on our financial condition, results of operations, capital requirements, business conditions and other factors, as well as a determination by the Board of Directors that dividends are in the best interests of our shareholders.

About Natural Gas Services Group, Inc.
Natural Gas Services Group is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company designs, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities, primarily using equipment from third-party fabricators and OEM suppliers along with limited in-house assembly. The Company is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com

For Additional Information:
Anna Delgado – Investor Relations
(432) 262-2700
ir@ngsgi.com
www.ngsgi.com